Exhibit 99.1

SJW CORP. ANNOUNCES THE CALIFORNIA PUBLIC UTILITIES COMMISSION’S DECISION ON SAN JOSE WATER COMPANY’S 2016 GENERAL RATE CASE

SAN JOSE, Calif.--(BUSINESS WIRE)--SJW Corp. (NYSE:SJW) today announced that on June 9, 2016, the California Public Utilities Commission (“CPUC”) issued its final decision on the 2016 general rate case for San Jose Water Company, SJW Corp.’s wholly owned subsidiary. The final decision authorizes rates designed to increase revenue approximately $25.1 million or 8.6% for 2016. Rates and revenue for 2017 and 2018 will be determined based on the forecasted change in the consumer price index from the preceding year. The 2016 rate increase became effective June 14th.

The final decision authorizes San Jose Water Company to file to implement a “true-up” surcharge to recover the difference between interim and final rates for 2016. The authorized 2016 revenue increase, from January 1 until the implementation of the new rates, will be included in the surcharge. The surcharge revenue, adjusted for the impact of certain balancing and memorandum accounts, is expected to be recognized concurrent with the approval of 2016 rates.

The decision also authorized recovery of a net balance of $2.9 million from various balancing and memorandum accounts which were previously recognized by the Company. In addition, the decision authorized a capital improvement program, exclusive of the previously approved $62.5 million Montevina Water Treatment upgrade, of approximately $318 million for 2015, 2016, and 2017. This will allow San Jose Water Company to make the necessary infrastructure improvements to continue providing safe and reliable water service to its customers.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, SJW Land Company, and SJW Group, Inc. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.